UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 24, 2012

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)
000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

15770 Dallas Parkway, Suite 1290, Dallas, TX	75248
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2012, Holmdel Pharmaceuticals, LP (“Holmdel”) acquired the U.S. marketing authorization rights to a beta blocker pharmaceutical product indicated for the treatment of hypertension for a total purchase price of $13 million.  SWK HP Holdings LLC (“SWK GP”), an indirect wholly-owned subsidiary of SWK Holdings Corporation (the "Company") acquired a direct general partnership interest in SWK HP Holdings LP (“SWK LP”), which in turn acquired a limited partnership interest in Holmdel.  The total investment by SWK LP was $13 million, of which SWK GP provided $6 million.

Pursuant to the terms of the Holmdel and SWK LP partnership agreements, SWK LP will receive quarterly distributions of cash flow generated by the pharmaceutical product according to a tiered scale that is subject to certain cash on cash returns received by SWK LP. Until SWK LP receives a 1x cash on cash return on its interest in Holmdel, SWK LP will receive approximately 87% of the pharmaceutical product’s cash flow.  As the cash on cash multiple received by SWK LP increases, SWK LP’s interest in the cash flow generated by the pharmaceutical product decreases, but in no instance will it decline below 45%.  SWK GP will be compensated for managing SWK LP pursuant to the terms of a limited partnership agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ J. BRETT POPE
J. Brett Pope
Chief Executive Officer

Date: December 24, 2012